PROMISSORY NOTE

Principal Amount $5,000,000.00                        Baton Rouge, Louisiana

Dated:  July 27, 2010

     This Promissory Note ("Note") is made by the Borrower who has signed this Note. The Borrower promises to pay to the order of CRESTMARK COMMERCIAL CAPITAL LENDING LLC, a Michigan limited liability company ("Crestmark"), ON DEMAND, the principal sum of Five Million Dollars ($5,000,000) or the aggregate unpaid principal amount of all Advances made by Crestmark to Borrower under the Loan and Security Agreement ("Agreement') of even date between Borrower and Crestmark, plus interest, fees and expenses, as hereinafter provided. Any capitalized terms used in this Note, if not defined in this Note, will have the meanings assigned to such terms in the Agreement. Payment shall be made to Crestmark at its offices located at 726 Highlandia Drive, Baton Rouge, Louisiana 70810 or at such other place as Crestmark or the person that then holds this Note designates in writing, the principal amount set forth above or such lesser or greater amount as may then be due under the Agreement, plus interest, fees and expenses as hereinafter provided. All payments that are made must be made in lawful money of the United States of America in immediately available funds. Borrower does not have any right to offset, deduction, or counterclaim from the amount due.

     This Note is referred to in and was delivered pursuant to the Agreement under which Advances, repayment and further Advances may be made from time to time, pursuant to and in accordance with the terms of the Agreement. Reference is made to the Agreement for additional terms relating to this Note and the security given for this Note.

     The Borrower acknowledges that this Note matures upon issuance and that Crestmark, at any time and without reason, may demand that this Note be immediately paid in full or in part, provided that if Borrower is not in Default beyond the expiration of the applicable cure period at the time Crestmark demands payment or anytime thereafter, Borrower shall have ninety
(90) days to find replacement financing or otherwise pay the Indebtedness in full. Notwithstanding anything contained herein the contrary, Crestmark may pursue all remedies under the Loan Documents and applicable law if there is an event of Default, subject to any applicable cure period, before or after demand for payment. The demand nature of this Note is not modified by reference to a Default in this Note or in the Agreement or other Loan Documents. To the extent that there is reference to a Default, such reference is for the purpose of permitting Crestmark to receive interest at the Extra Rate provided in this Note.

     The outstanding principal balance of this Note will bear interest based upon a year of 360 days with interest being charged for each day the principal amount is outstanding including the date of actual payment. The interest rate will be a rate which is equal to two (2%) percentage points in excess of that rate shown in the Wall Street Journal as the prime rate (the "Effective Rate"). Interest on this Note will change with each change in the prime rate so published. If at any time Crestmark either abandons the use of the Wall Street Journal prime rate or the Wall Street Journal prime rate is no longer published, then Crestmark will establish a similar replacement rate in its sole discretion. Notwithstanding the foregoing, at no time will the Effective Rate be less than five and one-quarter (5.25%) percent per annum.

     Borrower must pay interest on the principal amount which is outstanding each month in arrears commencing on the first day of the month following the funding of the transaction, and continuing on the first day of each month thereafter until the Obligations are fully paid. If the Agreement so provides, interest will also be payable at the same rate on all other sums constituting Obligations. If any payment is due on a day which Crestmark is not open for business, then payments will be made on the next business day. Payments will be applied in the manner provided in the Agreement. If Borrower at any time pays less than the amount then due, Crestmark may accept such payment, but the failure to pay the entire amount due is a Default. The (i) failure of Borrower to comply with the provisions of the Agreement or (ii) failure to pay the Obligations following demand will permit Crestmark to charge the Extra Rate. The "Extra Rate" shall mean the Effective Rate plus eight (8%) percent per annum.

     Should Borrower make any payment by mail, the payment must be actually received by Crestmark before the payment is credited but payment is still subject to the Clearance Days as defined in the Schedule to the Agreement. Borrower assumes all risk resulting from non-delivery or delay, in delivery of any payment no matter how the payment is delivered.

     If Borrower elects to prepay this Note and/or terminate the Agreement, Borrower may do so, but only upon payment of all the Obligations, including the Exit Fee set forth in the Schedule.

     It is the intent of the parties that the rate of interest and other charges to Borrower under this Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit Crestmark may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be credited to the outstanding principal balance of this Note, or if no such amount is outstanding, refunded to Borrower.

     Borrower waives any obligation of Crestmark to present this Note for payment or to give any notice of nonpayment or notice of protest and any other notices of any kind. The liability of the Borrower is absolute and unconditional, without regard to the liability of any other party.

     If this Note is signed by two or more parties, the obligations and undertakings under this Note shall be that of all and any two or more jointly and also each severally.

                                   DATARAM CORPORATION,
                                   a New Jersey corporation

                                   By:  /s/ John H. Freeman
                                      ______________________________

                                   Print Name:  John H. Freeman
                                              ______________________

                                   Title:  President & CEO
                                         ___________________________